UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 2, 2014

(Date of earliest event reported)

MICROS SYSTEMS, INC

(Exact name of Registrant as specified in its charter)

MARYLAND	000-09993	52-1101488
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7031 Columbia Gateway Drive, Columbia, Maryland 21046-2289
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: 443-285-6000

Section 8 - Other Events

Item 8.01 Other Events

On May 2, 2014, the Registrant entered into a contract with Wells REIT II – 7031 Columbia Gateway Drive, LLC (the “Seller”), pursuant to which the Registrant will purchase its worldwide corporate headquarters located at 7031 Columbia Gateway Drive, Columbia, Maryland. The Company has leased the entire building from the Seller and its predecessors since 1998. The purchase includes the headquarters building, which consists of approximately 250,000 square feet, the real property on which the building is located, all of the tangible personal property owned by the Seller and located in the building or otherwise on the property, and all assignable contracts and agreements relating to the upkeep, repair, maintenance or operation of the transferred real and tangible personal property that will extend past the closing date. The purchase price is approximately $59.5 million, of which $1.5 million was paid into escrow upon the signing of the agreement, and of which the balance is to be paid at closing, subject to adjustments with respect to certain obligations related to the lease, closing costs, and other specified items. Additionally, the Registrant generally has also agreed to pay to the Seller 50% of the net profit (calculated as provided in the agreement) from a further sale to a third party of all or any portion of the property, directly or through the sale of the Registrant's interests in an entity owning the property, if such sale occurs within three years of the date of closing. The purchase is scheduled to close on July 1, 2014, subject to customary terms and conditions related to an "as-is, where-is, with all faults" transaction. The Registrant intends to use available cash to fund its purchase of the property.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 6, 2014

MICROS Systems, Inc.
(Registrant)

By:	/s/ Cynthia A. Russo
Cynthia A. Russo
Executive Vice-President, Chief Financial Officer